Exhibit 99.2
This filing includes certain non-GAAP financial measures, such as adjusted EBITDA and net operating income, that differ from measures calculated in accordance with GAAP. These non-GAAP measures are in addition to, and not a substitute for or superior to, financial measures prepared in accordance with GAAP and should be considered in conjunction with, our GAAP financial measures. These non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may differ from similarly titled metrics or measures presented by other companies. We are unable to provide a reconciliation of certain non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis because doing so would not be possible without unreasonable effort due to, among other things, the potential variability and limited visibility of the excluded items. For the same reasons, we are unable to address the probable significance of the unavailable information.

Updates to 2023 Guidance

We previously provided guidance as of October 23, 2023 for, among other things, key sources and uses of capital and key assumptions for the year ending December 31, 2023, which was included in our quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on October 23, 2023. Changes to our 2023 guidance include updates to our key sources and uses of capital with a $200 million decrease to our guidance range for dispositions and sales of partial interests, a $50 million increase to our guidance range for net cash provided by operating activities after dividends, and a $150 million increase to our guidance range for incremental debt for the year ending December 31, 2023. The majority of the $200 million decrease in our guidance for 2023 dispositions and sales of partial interests (at the midpoint of the range) was attributable to the deferral of transactions into 2024. Our updated 2023 capital plan still achieves our target of less than or equal to 5.1x for net debt and preferred stock to adjusted EBITDA, for the fourth quarter of 2023 annualized.

Updates to 2023 key credit metrics and sources and uses of capital

Key Credit Metrics	As of 11/29/23	As of 10/23/23	Key Changes

Net debt and preferred stock to Adjusted EBITDA – 4Q23 annualized	Less than or equal to 5.1x	Less than or equal to 5.1x	No change
Fixed-charge coverage ratio – 4Q23 annualized	4.5x to 5.0x	4.5x to 5.0x

	As of 11/29/23					As of 10/23/23 Midpoint	Key Changes
Key Sources and Uses of Capital	Range		Midpoint	Certain Completed Items
Sources of capital:
Incremental debt	$810	$960	$885	See below		$735	$150 million increase
Excess 2022 bond capital held as cash at December 31, 2022	300	300	300	$300	(1)	300	No change
Net cash provided by operating activities after dividends	400	450	425			375	$50 million increase
Dispositions and sales of partial interests	1,350	1,550	1,450	$875	(2)	1,650	$200 million decrease(2)
Future settlement of forward equity sales agreements outstanding as of December 31, 2022	100	100	100	$100	(3)	100	No change
Total sources of capital	2,960	3,360	3,160			$3,160
Uses of capital:
Construction	$2,785	$3,085	$2,935			$2,935	No change
Acquisitions	175	275	225	$259		225
Total uses of capital	$2,960	$3,360	$3,160			$3,160
Incremental debt (included above):
Issuance of unsecured senior notes payable	$1,000	$1,000	$1,000	$1,000	(4)
Cash expected to be held at December 31, 2023(5)	—	(250)	(125)
Unsecured senior line of credit, commercial paper, and other	(190)	210	10
Net incremental debt	$810	$960	$885

(1)Represents $300.0 million of excess 2022 bond capital proceeds held as cash at December 31, 2022, which we used to reduce our 2023 debt capital needs.
(2)Refer to discussion of “2023 Dispositions and sales of partial interests” below.
(3)Represents outstanding forward equity sales agreements to sell 699 thousand shares of common stock under our ATM program entered into during 2022 and expected to be settled during 4Q23.
(4)Represents $1.0 billion of unsecured senior notes payable issued in February 2023.
(5)Cash expected to be held at December 31, 2023 has been reclassified as a component of incremental debt in the table above.

Updates to 2023 guidance (continued)
2023 Dispositions and sales of partial interests

The table below outlines our updated guidance on our 2023 dispositions and sales of partial interests as of November 29, 2023 (in millions):

Sales Price
Midpoint of our guidance range as of October 23, 2023	$1,650
Decrease in midpoint	(200)
Midpoint of our guidance range as of November 29, 2023	1,450
Dispositions and sales of partial interests completed as of September 30, 2023	875
Remaining dispositions and sales of partial interests to be completed in December 2023	$575

The $575 million of projected dispositions and sales of partial interests expected to close in December 2023 include the following:

•Approximately $499 million are under signed purchase and sales agreements, of which approximately $423 million have non-refundable deposits.
•The remaining $76 million are in advanced negotiations.
•Estimated composition of the following:
•35% stabilized operating assets with an estimated 8.0% capitalization rate (cash basis)
•46% operating assets with lease-up opportunities
•19% land/non-income-producing assets

Occupancy percentage in North America as of December 31, 2023

We expect our occupancy percentage of operating properties in North America as of December 31, 2023 to be towards the lower end of our guidance range of 94.6% to 95.6% provided on October 23, 2023.

2024 Guidance

The following introduces our 2024 guidance based on our current view of existing market conditions and other assumptions for the year ending December 31, 2024. There can be no assurance that actual amounts will not be materially higher or lower than these expectations.

Projected 2024 earnings per share and funds from operations per share attributable to Alexandria's common stockholders – diluted
Earnings per share(1)	$3.49 to $3.69
Depreciation and amortization of real estate assets	5.95
Allocation to unvested restricted stock awards	(0.07)
Funds from operations per share(2)	$9.37 to $9.57
Midpoint	$9.47

(1)Excludes unrealized gains or losses after December 31, 2023, that are required to be recognized in earnings and are excluded from funds from operations per share, as adjusted.
(2)Refer to “Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders” in the “Definitions and Non-GAAP measures” section of this exhibit for additional details.

Key credit metrics	2024 Guidance
Net debt and preferred stock to Adjusted EBITDA – 4Q24 annualized	Less than or equal to 5.1x
Fixed-charge coverage ratio – 4Q24 annualized	4.5x to 5.0x

2024 Guidance (continued)

Key assumptions (dollars in millions)	Low	High
Occupancy percentage in North America as of December 31, 2024	94.6%	95.6%
Lease renewals and re-leasing of space:
Rental rate increases	11.0%	19.0%
Rental rate increases (cash basis)	5.0%	13.0%
Same property performance:
Net operating income increases	0.5%	2.5%
Net operating income increases (cash basis)	3.0%	5.0%
Straight-line rent revenue	$169	$184
General and administrative expenses(1)	$181	$191
Capitalization of interest(2)	$325	$355
Interest expense	$154	$184
Realized gains and losses on non-real estate investments(3)	$95	$125

(1)We expect general and administrative expenses as a percentage of net operating income for the year ending December 31, 2024 to range from 8.0% to 9.0% based upon the midpoint of our 2024 guidance range for general and administrative expenses.
(2)Refer to “2024 Capitalization of interest” below.
(3)Represents realized gains and losses included in funds from operations per share – diluted, as adjusted, and excludes significant impairments realized on non-real estate investments. Refer to “Investments” below and “Investments” within our quarterly report filed on Form 10-Q for the quarter ended September 30, 2023.

2024 Capitalization of interest

We capitalize interest cost as a cost of the project only during the period for which activities necessary to prepare an asset for its intended use are ongoing, provided that expenditures for the asset have been made and interest cost has been incurred. Indirect project costs, including construction administration, legal fees, and office costs that clearly relate to projects under development or construction, are capitalized as incurred during the period an asset is undergoing activities to prepare it for its intended use. We also capitalize payroll and other indirect project costs related to development, redevelopment, pre-construction, and construction projects. Pre-construction activities include entitlements, permitting, design, site work, and other activities preceding commencement of construction of aboveground building improvements. The advancement of pre-construction efforts is focused on reducing the time required to deliver projects to prospective tenants. These critical activities add significant long-term value for future ground-up development and are required for the vertical construction of buildings. Should we cease activities necessary to prepare an asset for its intended use, the interest, taxes, insurance, and certain other direct project costs related to this asset would be expensed as incurred. Expenditures for repairs and maintenance are expensed as incurred.

At the midpoint of our guidance ranges for capitalization of interest for the years ending December 31, 2023 and 2024, we expect year-over-year net decrease in capitalization of interest of approximately 4%. The key drivers of the decrease in capitalization of interest in 2024 include the following factors:

•An estimated decrease of approximately 10% from the decline in the average cost basis qualifying for capitalization of interest in 2024. The average cost basis qualifying for capitalized interest is expected to decrease from approximately $9.5 billion for the year ending December 31, 2023 to approximately $8.5 billion for the year ending December 31, 2024, representing a decline of approximately $1 billion, or 10%, from 2023 to 2024.
•For the year ending December 31, 2023, the cost basis projected to be placed in-service from deliveries of our highly leased development and redevelopment projects is expected to exceed construction spend. This is primarily driven by significant cost basis expected to be placed in-service from the deliveries of our highly leased development and redevelopment projects in the second half of 2023.
•For the year ending December 31, 2024, the cost basis projected to be placed in-service from deliveries of our highly leased development and redevelopment projects is expected to be roughly equivalent to projected construction spend.
•An estimated 10% decrease is partially offset by an estimated increase of approximately 6% due to an expected increase in the weighted-average interest rate for capitalization of interest in 2024 of approximately 15 to 35 basis points.

2024 Guidance (continued)

Our projected 2024 capitalization of interest will be focused on requirements necessary to maximize the long-term value of assets as outlined in the table below.

Key components of projected 2024 capitalization of interest	Percentage of total

Construction of Class A/A+ properties:
Active construction projects
Under construction and two near-term projects undergoing pre-construction activities aggregating 6.4 million RSF (66% leased/negotiating) as of September 30, 2023(1), and four projects expected to commence active construction in 2024	37%
Future pipeline pre-construction
Primarily mega campus expansion pre-construction work (entitlement, design, and site work)	53
Other	10
100%

(1)As of September 30, 2023 and relates to projects under construction aggregating 5.6 million RSF and two near-term projects aggregating 0.8 million RSF of Class A/A+ life science/laboratory space that are 66% leased/negotiating which are expected to generate incremental annual net operating income of $580 million primarily commencing from the fourth quarter of 2023 through the third quarter of 2026.

Investments

We hold investments in publicly traded companies and privately held entities primarily involved in the life science, agtech, and technology industries. The table below summarizes components of our non-real estate investments (in thousands).

	September 30, 2023
Investments	Cost		Unrealized Gains	Unrealized Losses	Carrying Amount

Publicly traded companies	$197,822		$41,225	$(109,461)	$129,586
Entities that report NAV	492,151		191,378	(24,740)	658,789
Entities that do not report NAV:
Entities with observable price changes	104,105		78,845	(1,224)	181,726
Entities without observable price changes	387,755		—	—	387,755
Investments accounted for under the equity method	N/A		N/A	N/A	73,910
	$1,181,833	(1)	$311,448	$(135,425)	$1,431,766

(1)Represents 2.8% of gross assets as of September 30, 2023.

Key 2024 sources and uses of capital

Key 2024 sources and uses of capital (in millions)	Range		Midpoint
Sources of capital:
Incremental debt	$900	$650	$775
Excess 2023 bond capital expected to be held as cash at December 31, 2023	—	250	125
Net cash provided by operating activities after dividends	400	500	450
Dispositions and sales of partial interests	900	1,900	1,400
Total sources of capital	$2,200	$3,300	$2,750
Uses of capital:
Construction	$1,950	$2,550	$2,250
Acquisitions(1)	250	750	500
Total uses of capital	$2,200	$3,300	$2,750
Incremental debt (included above):
Issuance of unsecured senior notes payable	$500	$1,300	$900
Unsecured senior line of credit, commercial paper program, and other	400	(650)	(125)
Incremental debt	$900	$650	$775

(1)Primarily represents strategic acquisitions that expand existing mega campuses or are associated with a new mega campus. Approximately 68% of our projected 2024 acquisitions have been in process for five months or longer, the closing of which are milestone based, and we expect those milestones be achieved in 2024.

Our existing consolidated real estate joint ventures provide significant equity capital to fund a portion of our future construction spend and reduce our share of future construction spend. As of September 30, 2023, we have $1.2 billion in contractual funding commitments from our existing consolidated real estate joint ventures expected to be funded over the next three years as follows: $0.2 billion in the fourth quarter of 2023, $0.4 billion in 2024, and $0.6 billion in 2025-2026.

2024 Guidance (continued)

One of our primary uses of capital is construction spend related to the development, redevelopment, pre-construction, and construction of properties. We also incur additional project costs, including interest, property taxes, insurance, and other costs directly related and essential to the development, redevelopment, pre-construction, or construction of a project, during periods when activities necessary to prepare an asset for its intended use are in progress.

The table below provides additional information on our guidance for 2024 construction spend, including projected contributions from noncontrolling interests.

Midpoint of guidance range for projected 2024 construction spend (dollars in millions)	Amount		Percentage of Total
Construction of Class A/A+ properties:
Active construction projects
Under construction and two near-term projects undergoing pre-construction activities aggregating 6.4 million RSF (66% leased/negotiating) as of September 30, 2023(1), and four projects expected to commence active construction in 2024	$1,710		64%
Future pipeline pre-construction
Primarily mega campus expansion pre-construction work (entitlement, design, and site work)	720		27
Revenue and non-revenue-enhancing capital expenditures	250		9
Construction spend (before contributions from noncontrolling interests)	2,680		100%
Contributions from noncontrolling interests (consolidated real estate joint ventures)	(430)	(2)
	$2,250

(1)As of September 30, 2023 and relates to projects under construction aggregating 5.6 million RSF and two near-term projects aggregating 0.8 million RSF of Class A/A+ life science/laboratory space that are 66% leased/negotiating which are expected to generate incremental annual net operating income of $580 million primarily commencing from the fourth quarter of 2023 through the third quarter of 2026.
(2)Approximately 90% of this amount represents contractual funding commitments from our existing consolidated real estate joint ventures.

Other Updates

Contractual lease expirations for the year ending December 31, 2024

The following table presents our contractual lease expirations for the year ending December 31, 2024 as of September 30, 2023. The statuses of leased, negotiating/anticipating, and targeted for future development/redevelopment have been updated as of November 15, 2023.

	2024 Contractual Lease Expirations (in RSF)
Market	Leased	Negotiating/ Anticipating	Targeted for Future Development/ Redevelopment(1)	Remaining Expiring Leases(2)	Total

Greater Boston	86,532	51,715	412,946	624,002	1,175,195
San Francisco Bay Area	68,967	15,478	107,250	546,409	738,104
New York City	—	—	349,947	13,071	363,018
San Diego	—	—	580,021	202,435	782,456
Seattle	6,748	2,147	50,552	183,993	243,440
Maryland	89,831	—	—	42,301	132,132
Research Triangle	72,078	—	—	97,941	170,019
Texas	—	—	—	—	—
Canada	—	6,786	—	—	6,786
Non-cluster/other markets	—	19,867	—	1,342	21,209
Total	324,156	95,993	1,500,716	1,711,494	3,632,359
Percentage of expiring leases	9%	3%	41%	47%	100%

(1)Includes lease expirations primarily related to recently acquired properties, including (i) 816,195 RSF expiring in 2024 with a weighted-average contractual lease expiration date of July 18, 2014 (weighted by annual rental revenue), which is targeted for future redevelopment and expected to commence construction in the near-term, and (ii) 684,521 RSF expiring in 2024 with a weighted-average contractual lease expiration date of July 3, 2014 (weighted by annual rental revenue), which is targeted for future development and not expected to commence vertical construction in the near term. We expect to demolish these buildings, aggregating 684,521 RSF, which are related to land targeted for future development following lease expiration and commence pre-construction activities, including entitlements, permitting, design, site work, and other activities preceding commencement of construction of aboveground building improvements. Commencement of future development projects is subject to market conditions and leasing. Refer to “Investments in real estate” in the “Definitions and Non-GAAP measures” for additional details on value-creation square feet currently included in rental properties.
(2)Remaining expiring leases represent 4.9% of our total annual rental revenue and are on average below market. The single largest remaining expiring contractual lease expiration in 2024 is 171,945 RSF in our Cambridge submarket.

Other Updates (continued)
Deliveries of our highly leased development projects in October and November 2023

In October and November 2023, we placed into service the following development projects aggregating 1,075,144 RSF across multiple submarkets, including:

Property/Market/Submarket	Our Ownership Interest	Delivery Date	RSF Placed in Service	Occupancy Percentage
325 Binney Street/Greater Boston/Cambridge	100%	November 2023	462,100	100%
15 Necco Street/Greater Boston/Seaport Innovation District	60.3%(1)	November 2023	345,995	97%
1150 Eastlake Avenue East/Seattle/Lake Union	100%	October/November 2023	179,011	100%
6040 George Watts Hill Drive, Phase II/Research Triangle/Research Triangle	100%	November 2023	88,038	100%
			1,075,144

(1)As of September 30, 2023. Our ownership interest is expected to decrease to 57% as one of our joint venture partners contributes the remaining costs to complete the project over time.

Significant lease executed

In November 2023, we executed a lease for 165,000 RSF to anchor our active redevelopment project at 40, 50, and 60 Sylvan Road in our Alexandria Center® for Life Science – Waltham mega campus in our Greater Boston submarket.

Forward-Looking Statements

This update includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding our projected earnings per share attributable to Alexandria’s common stockholders – diluted, funds from operations per share attributable to Alexandria’s common stockholders – diluted, net operating income, sources and uses of capital, and targets and timing for rental revenues and development and value-creation projects, expenses, capital plan strategy and related actions. You can identify the forward-looking statements by their use of forward-looking words, such as “forecast,” “guidance,” “goals,” “projects,” “estimates,” “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “targets,” or “will,” or the negative of those words or similar words. These forward-looking statements are based on our current expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events. There can be no assurance that actual results will not be materially higher or lower than these expectations. These statements are subject to risks, uncertainties, assumptions, and other important factors that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, without limitation, our failure to obtain capital (debt, construction financing, and/or equity), lower than expected yields, increased interest rates and construction and operating costs, adverse economic or real estate developments in our markets (including the impact of COVID-19), our failure to successfully place into service and lease any properties undergoing development or redevelopment and our existing space held for future development or redevelopment (including new properties acquired for that purpose), our failure to successfully operate or lease acquired or existing properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, adverse general and local economic conditions, an unfavorable capital market environment, unfavorable or uncertain social and political conditions (including the effects of new laws, regulations and policies), decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission (“SEC”). Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. Other than as may be required by law, we assume no obligation to update this information and expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

Definitions and Non-GAAP Measures

Adjusted EBITDA

We use Adjusted EBITDA as a supplemental performance measure of our operations, for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization (“EBITDA”), excluding stock compensation expense, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, impairments of real estate, and significant termination fees. Adjusted EBITDA also excludes unrealized gains or losses and significant realized gains and impairments that result from our non-real estate investments. These non-real estate investment amounts are classified in our consolidated statements of operations outside of revenues.

Definitions and Non-GAAP Measures (continued)

We believe Adjusted EBITDA provides investors with relevant and useful information as it allows investors to evaluate the operating performance of our business activities without having to account for differences recognized because of investing and financing decisions related to our real estate and non-real estate investments, our capital structure, capital market transactions, and variances resulting from the volatility of market conditions outside of our control. For example, we exclude gains or losses on the early extinguishment of debt to allow investors to measure our performance independent of our indebtedness and capital structure. We believe that adjusting for the effects of impairments and gains or losses on sales of real estate, significant impairments and realized gains or losses on non-real estate investments, and significant termination fees allows investors to evaluate performance from period to period on a consistent basis without having to account for differences recognized because of investing and financing decisions related to our real estate and non-real estate investments or other corporate activities that may not be representative of the operating performance of our properties.

In addition, we believe that excluding charges related to stock compensation and unrealized gains or losses facilitates for investors a comparison of our business activities across periods without the volatility resulting from market forces outside of our control. Adjusted EBITDA has limitations as a measure of our performance. Adjusted EBITDA does not reflect our historical expenditures or future requirements for capital expenditures or contractual commitments. While Adjusted EBITDA is a relevant measure of performance, it does not represent net income (loss) or cash flows from operations calculated and presented in accordance with GAAP, and it should not be considered as an alternative to those indicators in evaluating performance or liquidity.

Annual rental revenue

Annual rental revenue represents the annualized fixed base rental obligations, calculated in accordance with GAAP, for leases in effect as of the end of the period, related to our operating RSF. Annual rental revenue is presented using 100% of the annual rental revenue from our consolidated properties and our share of annual rental revenue for our unconsolidated real estate joint ventures. Annual rental revenue per RSF is computed by dividing annual rental revenue by the sum of 100% of the RSF of our consolidated properties and our share of the RSF of properties held in unconsolidated real estate joint ventures. As of September 30, 2023, approximately 92% of our leases (on an annual rental revenue basis) were triple net leases, which require tenants to pay substantially all real estate taxes, insurance, utilities, repairs and maintenance, common area expenses, and other operating expenses (including increases thereto) in addition to base rent. Annual rental revenue excludes these operating expenses recovered from our tenants. Amounts recovered from our tenants related to these operating expenses, along with base rent, are classified in income from rentals in our consolidated statements of operations.

Capitalization rates

Capitalization rates are calculated based on net operating income and net operating income (cash basis) annualized, excluding lease termination fees, for the quarter preceding the date on which the property is sold, or near-term prospective net operating income.

Class A/A+ properties and AAA locations

Class A/A+ properties are properties clustered in AAA locations that provide innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity, and success. Class A/A+ properties generally command higher annual rental rates than other classes of similar properties.

AAA locations are in close proximity to concentrations of specialized skills, knowledge, institutions, and related businesses. Such locations are generally characterized by high barriers to entry for new landlords, high barriers to exit for tenants, and a limited supply of available space.

Development, redevelopment, and pre-construction

A key component of our business model is our disciplined allocation of capital to the development and redevelopment of new Class A/A+ properties, and property enhancements identified during the underwriting of certain acquired properties, located in collaborative life science, agtech, and advanced technology mega campuses in AAA innovation clusters. These projects are generally focused on providing high-quality, generic, and reusable spaces that meet the real estate requirements of, and are reusable by, a wide range of tenants. Upon completion, each value-creation project is expected to generate increases in rental income, net operating income, and cash flows. Our development and redevelopment projects are generally in locations that are highly desirable to high-quality entities, which we believe results in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value.

Development projects generally consist of the ground-up development of generic and reusable facilities. Redevelopment projects consist of the permanent change in use of office, warehouse, and shell space into laboratory, agtech, or tech space. We generally will not commence new development projects for aboveground construction of new Class A/A+ laboratory, agtech, and tech space without first securing significant pre-leasing for such space, except when there is solid market demand for high-quality Class A/A+ properties.

Definitions and Non-GAAP Measures (continued)

Pre-construction activities include entitlements, permitting, design, site work, and other activities preceding commencement of construction of aboveground building improvements. The advancement of pre-construction efforts is focused on reducing the time required to deliver projects to prospective tenants. These critical activities add significant value for future ground-up development and are required for the vertical construction of buildings. Ultimately, these projects will provide high-quality facilities and are expected to generate significant revenue and cash flows.

Development, redevelopment, and pre-construction spending also includes the following costs: (i) amounts to bring certain acquired properties up to market standard and/or other costs identified during the acquisition process (generally within two years of acquisition) and (ii) permanent conversion of space for highly flexible, move-in-ready laboratory space to foster the growth of promising early- and growth-stage life science companies.

Revenue-enhancing and repositioning capital expenditures represent spending to reposition or significantly change the use of a property, including through improvement in the asset quality from Class B to Class A/A+. Non-revenue-enhancing capital expenditures represent costs required to maintain the current revenues of a stabilized property, including the associated costs for renewed and re-leased space.

Fixed-charge coverage ratio

Fixed-charge coverage ratio is a non-GAAP financial measure representing the ratio of Adjusted EBITDA to fixed charges. We believe this ratio is useful to investors as a supplemental measure of our ability to satisfy fixed financing obligations and preferred stock dividends. Cash interest is equal to interest expense calculated in accordance with GAAP plus capitalized interest, less amortization of loan fees and debt premiums (discounts).

Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders

GAAP-basis accounting for real estate assets utilizes historical cost accounting and assumes that real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Nareit Board of Governors established funds from operations as an improved measurement tool. Since its introduction, funds from operations has become a widely used non-GAAP financial measure among equity REITs. We believe that funds from operations is helpful to investors as an additional measure of the performance of an equity REIT. Moreover, we believe that funds from operations, as adjusted, allows investors to compare our performance to the performance of other real estate companies on a consistent basis, without having to account for differences recognized because of real estate acquisition and disposition decisions, financing decisions, capital structure, capital market transactions, variances resulting from the volatility of market conditions outside of our control, or other corporate activities that may not be representative of the operating performance of our properties.

The 2018 White Paper published by the Nareit Board of Governors (the “Nareit White Paper”) defines funds from operations as net income (computed in accordance with GAAP), excluding gains or losses on sales of real estate, and impairments of real estate, plus depreciation and amortization of operating real estate assets, and after adjustments for our share of consolidated and unconsolidated partnerships and real estate joint ventures. Impairments represent the write-down of assets when fair value over the recoverability period is less than the carrying value due to changes in general market conditions and do not necessarily reflect the operating performance of the properties during the corresponding period.

We compute funds from operations, as adjusted, as funds from operations calculated in accordance with the Nareit White Paper, excluding significant gains, losses, and impairments realized on non-real estate investments, unrealized gains or losses on non-real estate investments, gains or losses on early extinguishment of debt, significant termination fees, acceleration of stock compensation expense due to the resignation of an executive officer, deal costs, the income tax effect related to such items, and the amount of such items that is allocable to our unvested restricted stock awards. We compute the amount that is allocable to our unvested restricted stock awards using the two-class method. Under the two-class method, we allocate net income (after amounts attributable to noncontrolling interests) to common stockholders and to unvested restricted stock awards by applying the respective weighted-average shares outstanding during each quarter-to-date and year-to-date period. This may result in a difference of the summation of the quarter-to-date and year-to-date amounts. Neither funds from operations nor funds from operations, as adjusted, should be considered as alternatives to net income (determined in accordance with GAAP) as indications of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as measures of liquidity, nor are they indicative of the availability of funds for our cash needs, including our ability to make distributions.

Definitions and Non-GAAP Measures (continued)

Investments in real estate

The square footage presented in the table below is classified as operating as of September 30, 2023, with the classification of square footage targeted for future development and redevelopment updated as of November 15, 2023. These lease expirations or vacant space at recently acquired properties represent future opportunities for which we have the intent, subject to market conditions and leasing, to commence first-time conversion from non-laboratory space to laboratory space, or to commence future ground-up development:

	Dev/ Redev	RSF of Lease Expirations Targeted for Future Development and Redevelopment
Property/Submarket		2023	2024	Thereafter(1)	Total
Near-term projects:
311 Arsenal Street/Cambridge/Inner Suburbs	Redev	—	308,446	—	308,446
269 East Grand Avenue/South San Francisco	Redev	—	107,250	—	107,250
219 East 42nd Street/New York City	Redev	—	349,947	—	349,947
3301 Monte Villa Parkway/Bothell	Redev	—	50,552	—	50,552
		—	816,195	—	816,195
Intermediate-term projects:
100 Edwin H. Land Boulevard/Cambridge	Dev	—	104,500	—	104,500
10975 and 10995 Torreyana Road/Torrey Pines	Dev	—	84,829	—	84,829
		—	189,329	—	189,329
Future projects:
446, 458, 500, and 550 Arsenal Street/Cambridge/Inner Suburbs	Dev	—	—	392,583	392,583
380 and 420 E Street/Seaport Innovation District	Dev	—	—	195,506	195,506
Other/Greater Boston	Redev	—	—	167,549	167,549
1122 and 1150 El Camino Real/South San Francisco	Dev	—	—	375,232	375,232
3875 Fabian Way/Greater Stanford	Dev	—	—	228,000	228,000
960 Industrial Road/Greater Stanford	Dev	—	—	110,000	110,000
Campus Point by Alexandria/University Town Center	Dev	—	495,192	—	495,192
Sequence District by Alexandria/Sorrento Mesa	Dev/Redev	—	—	684,866	684,866
830 4th Avenue South/SoDo	Dev	—	—	42,380	42,380
Other/Seattle	Dev	—	—	81,184	81,184
1020 Red River Street/Austin	Redev	—	—	126,034	126,034
Canada	Redev	—	—	247,743	247,743
		—	495,192	2,651,077	3,146,269
		—	1,500,716	2,651,077	4,151,793
(1)Includes vacant square footage as of September 30, 2023.

Mega campus

Mega campuses are cluster campuses that consist of approximately 1 million RSF or more, including operating, active development/redevelopment, and land RSF less operating RSF expected to be demolished.

Net cash provided by operating activities after dividends

Net cash provided by operating activities after dividends includes the deduction for distributions to noncontrolling interests. For purposes of this calculation, changes in operating assets and liabilities are excluded as they represent timing differences.

Net debt and preferred stock to Adjusted EBITDA

Net debt and preferred stock to Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors as a supplemental measure of evaluating our balance sheet leverage. Net debt and preferred stock is equal to the sum of total consolidated debt less cash, cash equivalents, and restricted cash, plus preferred stock outstanding as of the end of the period. Refer to the definition of Adjusted EBITDA.

Definitions and Non-GAAP Measures (continued)

Net operating income and net operating income (cash basis)

Net operating income is a non-GAAP financial measure calculated as net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, excluding equity in the earnings of our unconsolidated real estate joint ventures, general and administrative expenses, interest expense, depreciation and amortization, impairments of real estate, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, and investment income or loss. We believe net operating income provides useful information to investors regarding our financial condition and results of operations because it primarily reflects those income and expense items that are incurred at the property level. Therefore, we believe net operating income is a useful measure for investors to evaluate the operating performance of our consolidated real estate assets. Net operating income on a cash basis is net operating income adjusted to exclude the effect of straight-line rent and amortization of acquired above- and below-market lease revenue adjustments required by GAAP. We believe that net operating income on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent revenue and the amortization of acquired above- and below-market leases.

Operating statistics

We present certain operating statistics related to our properties, including number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations as of the end of the period. We believe these measures are useful to investors because they facilitate an understanding of certain trends for our properties. We compute the number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations at 100% for all properties in which we have an investment, including properties owned by our consolidated and unconsolidated real estate joint ventures.

Same property

Same property refers to all consolidated properties that were fully operating for the entirety of the comparative periods presented. Properties that underwent development or redevelopment at any time during the comparative periods, unconsolidated real estate joint ventures, properties classified as held for sale, and corporate entities (legal entities performing general and administrative functions) are excluded from same property results. Additionally, termination fees, if any, are excluded from the results of same properties.

Weighted-average interest rate for capitalization of interest

The weighted-average interest rate required for calculating capitalization of interest pursuant to GAAP represents a weighted-average rate as of the end of the applicable period, based on the rates applicable to borrowings outstanding during the period, including expense/income related to interest rate hedge agreements, amortization of loan fees, amortization of debt premiums (discounts), and other bank fees. A separate calculation is performed to determine our weighted-average interest rate for capitalization for each month. The rate will vary each month due to changes in variable interest rates, outstanding debt balances, the proportion of variable-rate debt to fixed-rate debt, the amount and terms of interest rate hedge agreements, and the amount of loan fee and premium (discount) amortization.